Exhibit 10.13

ADDENDUM

Addendum to Contract dated 15 the December, 2021 between Star Alliance International Corp., (“Buyer”) and Compañia Minera Metalurgica Centro Americana (Commsa), (“Seller”), together the “Parties” and each a “Party”

The agreement calls for the following to occur on or before March 31, 2022.

i/. 5 million shares of common stock of Star Alliance International Corp. to be issued by March 31, 2022 with a valuation of 1.5 USD per share or its equivalent and

ii/. $1 million in cash and

iii/. $7,500,000 operating capital

Furthermore, Section 18 the agreement states that the agreement may be amended at any time by a written instrument signed by the Buyer and Seller.

The Buyer and Seller have been negotiating changes to the agreement for some time and have now agreed that the date for completion of the purchase price, working capital and delivery of the stock is extended to September 30, 2023.

In the event that funding does not occur by September 30, 2023, the agreement trigger’s its own termination without the need of notification to any Party and this same addendum will count as a termination letter from the seller.

There were no other changes to the original agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of August 14, 2023.

“SELLER”

Compania Minera Metalurgica Centro Americana

/s/ Juan Lemus

Name: Juan Lemus

Title: President

/s/ Juan Lemus

Name: Juan Lemus

“BUYER”

Star Alliance International Corp.

/s/ Richard Carey

Name: Richard Carey

Title: Chairman